Exhibit 99.1

AEGION CORPORATION COMPLETES THE ACQUISITION OF BRINDERSON, L.P. AND ANNOUNCES A NEW $650 MILLION CREDIT FACILITY

St. Louis, MO, JULY 1, 2013 – Aegion Corporation (Nasdaq Global Select Market: AEGN) today completed the acquisition of Brinderson, L.P. announced last week. The transaction purchase price was $150 million.

J. Joseph Burgess, Aegion’s President and Chief Executive Officer, commented, “We are pleased to complete this important acquisition enhancing Aegion’s ability to generate sustainable growth, increase cash flow from operations and improve return on invested capital. Brinderson opens a new end market for Aegion. It gives our Company an entry “inside the fence” in what we believe is a growing segment of the US energy market.”

Primarily focused on serving large oil and gas customers in California, Brinderson’s competitive advantages include its industry-leading safety record, a strong reputation for reliability and quality and comprehensive solutions needed for major upstream and refinery maintenance, repairs and retrofits.

Brinderson derives approximately 75 percent of its revenues from recurring activities. Aegion’s Energy & Mining revenues from recurring operating and maintenance activities, inclusive of the Brinderson acquisition, are expected to exceed 50 percent, compared to 45 percent prior to the acquisition. For the twelve months ended March 31, 2013, Brinderson’s revenues totaled approximately $231 million and adjusted EBITDA was $23.8 million.

Aegion Enters Into a New Credit Facility

Aegion has entered into a new $650 million senior secured credit facility with a syndicate of banks. Bank of America, N.A. served as the administrative agent. Merrill Lynch Pierce Fenner & Smith Incorporated, JPMorgan Securities LLC, and U.S. Bank National Association acted as joint lead arrangers and joint book managers in the syndication of the credit facility.

The credit facility consists of a $300 million five-year revolving line of credit and a $350 million five-year term loan facility. The Company drew $385.5 million from the new facility on July 1, 2013 for the following purposes: (1) to pay the $150 million cash purchase price for the Company’s acquisition of Brinderson, L.P., which closed on July 1, 2013; (2) to retire $232.3 million in indebtedness outstanding under the Company’s prior credit facility; and (3) to fund expenses associated with the new credit facility and the Brinderson acquisition. This new facility replaces the Company’s $500 million credit facility.

In addition to Bank of America, JPMorgan Chase Bank and U.S. Bank National Association, the participating banks in the syndicate are Fifth Third Bank, Regions Bank, PNC Bank, National Association, BBVA Compass Bank, HSBC Bank USA, N.A., KeyBank National Association, Bank of the West, Branch Banking and Trust Company, Wells Fargo, N.A., BMO Harris, Comerica Bank, National Bank of Kuwait SAK and Stifel Bank and Trust.

Generally, interest will be charged on the principal amounts outstanding under the credit facility at the British Bankers Association LIBOR rate plus an applicable rate ranging from 1.25% to 2.25% depending on the Company’s consolidated leverage ratio. The Company can also opt for an interest rate equal to a base rate (as defined in the credit documents) plus an applicable rate, which also is based on the Company’s consolidated leverage ratio. The applicable one month LIBOR borrowing rate (LIBOR plus Company’s applicable rate) as of July 1, 2013 was approximately 2.20%.

The credit facility includes a provision permitting the Company, by notice to Bank of America, N.A., as administrative agent, to increase either the revolving credit line or the term loan with additional commitments of up to $250 million from either the existing lending banks or additional financial institutions.

David A. Martin, Aegion’s Senior Vice President and Chief Financial Officer, said “We are pleased by the enthusiasm shown by the participating banks in bringing this credit facility to fruition and are gratified by the confidence these banks have shown in our Company, acquisition strategy and operating plan going forward. This new credit facility will allow us to optimize the Company’s balance sheet, achieve an appropriate level of return for our stockholders, and provide the necessary capacity for our anticipated future growth.”

About Aegion Corporation

Aegion Corporation is a global leader in infrastructure protection, providing proprietary technologies and services to protect against the corrosion of industrial pipelines and for the rehabilitation and strengthening of water, wastewater, energy and mining piping systems and buildings, bridges, tunnels and waterfront structures. More information about Aegion can be found on our internet site at www.aegion.com.

About Brinderson, L.P.

Brinderson, L.P. is an integrated professional services company offering engineering, procurement, construction, maintenance and turnaround services to a broad range of energy-related industries including upstream oil and gas production, gas processing, oil refining, terminals and pipelines, chemicals and renewable energy. More information about Brinderson can be found on its website at www.brinderson.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. The Company makes forward-looking statements in this news release that represent its beliefs or expectations about future events or financial performance. These forward-looking statements are based on information currently available to the Company and on management’s beliefs, assumptions, estimates or projections and are not guarantees of future events or results. When used in this document, the words “anticipate,” “estimate,” “believe,” “plan,” “intend, “may,” “will” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Such statements are subject to known and unknown risks, uncertainties and assumptions, including those referred to in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission on February 27, 2013, and in the Company’s subsequent quarterly reports on Form 10-Q. In light of these risks, uncertainties and assumptions, the forward-looking events may not occur. In addition, the Company’s actual results may vary materially from those anticipated, estimated, suggested or projected. Except as required by law, the Company does not assume a duty to update forward-looking statements, whether as a result of new information, future events or otherwise. Investors should, however, review additional disclosures made by the Company from time to time in its periodic filings with the Securities and Exchange Commission. Please use caution and do not place reliance on forward-looking statements. All forward-looking statements made by the Company in this news release are qualified by these cautionary statements.

Aegion®, the Aegion® logo and Brinderson® are the registered trademarks of Aegion Corporation and its affiliates.

CONTACT: Aegion Corporation

      David F. Morris, Senior Vice President and General Counsel

      (636) 530-8000